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                                                                    Exhibit 99.2
                                                                  [JOSTENS LOGO]

Heide Erickson, Investors
Kevin Whalen, Media
(612) 830-3336


FOR IMMEDIATE RELEASE

                    JOSTENS REPLACES SHAREHOLDER RIGHTS PLAN

         MINNEAPOLIS, July 23, 1998 - The Jostens Inc. (NYSE: JOS) board of directors today adopted a new shareholder rights plan to replace a 1988 plan that expires next month.

         As part of the new plan, the board declared a dividend distribution of one preferred share purchase right on each outstanding share of Jostens common stock. The dividend distribution will occur Aug. 19, 1998, payable to shareholders of record on that date. The rights will expire Aug. 19, 2008, and the rights distribution is not taxable to shareholders.

         The plan will continue to ensure that all shareholders are treated fairly and equally in the event of a hostile takeover attempt, the company said.

         "In renewing our shareholder rights plan, the board carefully considered input from our shareholders, as well as from our investment bankers," said Robert C. Buhrmaster, chairman, president and chief executive officer. "We determined that having this plan will ensure the ability of the board to protect Jostens shareholders from unfair treatment by an acquirer and will enable shareholders to realize the value of their investment in the company.

         "The rights plan will not prevent a takeover, and it has not been adopted in response to any specific effort to gain control of Jostens," he said.

         The new plan includes several changes from the current plan, including an accompanying board resolution providing for periodic review of the plan by the company's independent directors. In addition, only the independent directors have authority to redeem the rights.

         Details of the new plan follow.

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JOSTENS REPLACES RIGHTS PLAN/page2

         One preferred share purchase right for each share of common stock outstanding will be granted to shareholders of record Aug. 19. The rights will be exercisable only if a person or group acquires at least 20 percent of Jostens common stock or announces a tender offer, the consummation of which would result in a person or group owning at least 20 percent of the common stock. Each right will entitle stockholders to buy 1/100 of a share of a new series of junior participating preferred stock at an exercise price of $90.

         If a person or group acquires at least 20 percent of Jostens common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right's then-current exercise price, a number of Jostens common shares having a market value of twice the exercise price. In addition, if Jostens is acquired in a merger or other business combination transaction after a person has acquired at least 20 percent of the company's common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice the exercise price.

         If a person or group acquires at least 20 percent and less than 50 percent of the company's common stock, the board of directors may exchange the rights (other than the rights owned by the acquiring person or group), in whole or in part, for the number of shares of common stock per right as could be purchased at the then-current exercise price.

         Before a person or group acquires at least 20 percent of the company's stock, the rights are redeemable for 1/10 of a cent per right at the option of a committee of the board composed exclusively by the company's independent, non-employee directors.

         Minneapolis-based Jostens is a leading provider of products and services that help people celebrate life's most important moments. The company's products include yearbooks, class rings, graduation products, school photography and business service and achievement awards. The company had 1997 sales of $742.5 million.

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